Exhibit 99.2

NUANCE COMMUNICATIONS, INC.

THIRD QUARTER FISCAL 2012

EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 7, 2012 at 8:30 am EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (877) 209-9922 or (612) 332-0802 at least five minutes prior to the call and referencing code 254531. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 254531.

Opening Remarks

In our press release this morning, we reported non-GAAP revenue in Q3 12 of $448.2 million, up 29.9% from $345.1 million a year ago. Total GAAP revenue in Q3 12 was $431.7 million, up 31.3% from $328.9 million in Q3 11. We recognized non-GAAP net income in Q3 12 of $143.7 million, representing $0.45 per diluted share, compared to non-GAAP net income of $111.2 million, or $0.35 per diluted share, in the same period last year. We recognized GAAP net income in Q3 12 of $79.3 million, or $0.25 per diluted share, compared to Q3 11 GAAP net income of $41.6 million, or $0.13 per diluted share. Non-GAAP operating margin was 36.1% for Q 12, compared to 35.4% in Q3 11. Third quarter operating cash flow was $141.5 million, up 41.4% from $100.1 million in the same quarter a year ago. Nuance ended Q3 12 with a balance of cash and cash equivalents of $539.6 million. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)

Discussion of Non-GAAP Revenue

Compared to Q3 11, Nuance’s Q3 12 non-GAAP revenue benefited from (1) strength in mobile products, professional services and on-demand services, (2) growth in healthcare on-demand services, (3) product licensing and maintenance and support from our imaging business and (4) product licensing and professional services from our enterprise business. In Q3 12, the United States contributed 67% of non-GAAP revenue and international contributed 33%.

At the end of Q3 12, the estimated 3-year value of total on-demand contracts was $1,880.4 million, up 43.3% from $1,312.4 million at the end of Q3 11. On-demand contract growth benefitted from strong bookings in healthcare and in mobile on-demand services, as well as contributions from the acquisition of Transcend and Vlingo.

Table: Non-GAAP Revenue by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
Healthcare	$117.8	$121.0	$139.3	$148.7	$526.8	$145.3	$149.9	$184.5
Yr/Yr Organic Growth*	7%	10%	16%	13%	11%	16%	15%	9%
Mobile & Consumer	$87.7	$93.7	$93.1	$118.7	$393.3	$108.5	$115.1	$132.4
Yr/Yr Organic Growth*	21%	16%	30%	26%	23%	16%	17%	34%
Enterprise	$72.5	$74.0	$69.9	$80.0	$296.4	$75.8	$91.4	$74.5
Yr/Yr Organic Growth*	(6)%	0%	(5)%	2%	(2)%	(1)%	18%	1%
Imaging	$39.3	$43.3	$42.8	$52.1	$177.4	$52.4	$61.3	$56.8
Yr/Yr Organic Growth*	8%	27%	20%	14%	17%	7%	9%	3%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2

Yr/Yr Organic Growth*	7%	11%	15%	14%	12%	11%	15%	13%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
Healthcare	$56.9	$57.8	$78.5	$76.3	$269.4	$74.0	$69.7	$85.8
Segment Profit as % of Segment Revenue	48%	48%	56%	51%	51%	51%	46%	47%
Mobile & Consumer	$28.5	$41.4	$40.0	$61.0	$170.9	$34.8	$49.7	$65.1
Segment Profit as % of Segment Revenue	33%	44%	43%	51%	43%	32%	43%	49%
Enterprise	$16.3	$14.8	$12.3	$19.8	$63.3	$15.1	$32.6	$15.4
Segment Profit as % of Segment Revenue	23%	20%	18%	25%	21%	20%	36%	21%
Imaging	$15.9	$19.0	$16.1	$18.2	$69.1	$20.9	$28.0	$21.9
Segment Profit as % of Segment Revenue	40%	44%	38%	35%	39%	40%	46%	39%

Total segment profit	$117.6	$133.0	$146.9	$175.3	$572.7	$144.8	$180.0	$188.2

Total segment profit as % of total segment revenue	37%	40%	43%	44%	41%	38%	43%	42%

Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

Healthcare segment profit grew in Q3 12 compared to Q3 11 due to increased revenues, but segment margin fell due to increased services content. Mobile & Consumer segment profit and segment margin grew considerably in Q3 12 compared to Q3 11 due to a large increase in higher-margin license revenue. Enterprise segment profit and margin grew in Q3 12 compared to Q3 11 due to increased license revenue and improved utilization rates in professional services. Imaging segment profit and margin grew due to increased higher-margin license and maintenance and support revenue, offset in part by increased spending on sales and marketing.

Table: Non-GAAP Revenue by Type

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
Product and Licensing	$145.0	$152.7	$162.3	$201.3	$661.3	$183.0	$201.0	$203.8
% of Revenue	46%	46%	47%	50%	47%	48%	48%	45%
Professional Services	$38.9	$41.2	$37.7	$39.2	$157.0	$37.7	$45.0	$47.4
% of Revenue	12%	12%	11%	10%	11%	10%	11%	11%
Hosting	$85.1	$88.9	$92.8	$100.7	$367.5	$102.9	$111.6	$135.6
% of Revenue	27%	27%	27%	25%	26%	27%	27%	30%
Maintenance and Support	$48.2	$49.2	$52.3	$58.3	$208.1	$58.4	$60.1	$61.4
% of Revenue	15%	15%	15%	15%	15%	15%	14%	14%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2

Discussion of Business Results and Trends

Healthcare Solutions. Within our healthcare business, on-demand solutions contributed to revenue growth, both through the acquisition of Transcend and organically increased volume in our on-demand business. During Q3 12, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 4.959 billion lines per year, up 34% from 3.706 billion lines per year during Q3 11. For healthcare information management, customers are demonstrating a preference for Nuance’s full portfolio of solutions and continued the trend of preferring to outsource both technology and editing, favorably impacting deal sizes in our Healthcare on-demand business. As we suggested in our Q2 12 prepared remarks, Healthcare organic growth in Q3 12 faced a challenging year-over-year organic growth comparison, because of timing of large license deals completed in Q3 11. Q3 12 Healthcare license performance was driven by record Dragon Medical license revenue to support electronic healthcare records deployments with partners such as Allscripts, Cerner and Epic, and solid revenue growth from our Diagnostics solutions, as speech solutions are adopted to improve quality and efficiency. Our MD Assist and cloud-based offerings continue to gain customer acceptance. We see increasing demand for clinical language understanding solutions for analytics and billing. In addition, we saw increased customer demand for hybrid front-end/back-end solutions as EHR adoption progresses. Key customers in Q3 12 included Adventist West, Alberta Health System, Allscripts, Baycare, Cerner, HCA Richmond, Maine Medical, Sharp Healthcare, Trinity Hospital, UMC, University Physicians and Healthcare and Vanguard Health System.

Mobile & Consumer Solutions. Within our mobile and consumer business, growth was driven by product licenses in automobile, handset and other consumer electronics markets, professional services, and mobile on-demand services, offset by a decline in sales of our Dragon consumer products as channels anticipated the July 2012 release of Dragon NaturallySpeaking 12. We continued to deliver professional services revenue to support the implementation of recent handset and automobile design wins. Nuance also continued to secure significant new design wins and expand functionality with Samsung and other large OEMs, especially in the Android market, as the emergence of intuitive, voice-driven personal assistants continues to drive interest and demand for conversational natural language understanding systems. Consumer interest in conversational natural language applications continues to increase, driving our strong pipeline of business opportunities and proposals with consumer electronics manufacturers and carriers. We secured strategic design wins for Swype and T9 keyboards with Android mobile phone and tablet makers, including HTC and LG. In the television market, Dragon TV for connected televisions delivered rapid growth and we had design wins with DirecTV, Panasonic, Sharp and TPV. We continued to expand into new consumer electronics categories with a design win for a leading gaming console. In the automobile market, Nuance launched our Dragon Drive! platform for embedded and cloud-based services, with BMW announcing its integration of Dragon Drive! Messaging in July. Nuance secured additional connected car design wins with telecommunications carriers and automobile OEMs, and delivered rapid growth in both professional services and license. In the voicemail-to-text market, we experienced solid revenue growth, several key bookings and expansion into the visual voicemail market. In July, Nuance successfully launched Dragon NaturallySpeaking 12, delivering increased accuracy and speed, and more than 100 new features and enhancements that drive an even more personalized voice experience for PCs. Key mobile and consumer customers and design wins in Q3 12 included Chrysler, Diebold, DirecTV, German Ministry of Justice, HTC, Huawei, Kyocera, LG, Mazda, Motorola, Nintendo, Nissan, Nokia, Renault, Samsung, Sharp, SOMC, Sprint, Telstra, TISA, Toyota, TPV, Volkswagen and ZTE.

Enterprise Solutions. Within our enterprise business, we benefited from license and professional services growth in the quarter. Nuance has built a strong voice biometric pipeline across geographies, and now has deployments, pilots and proof of concept programs in place. Under current deployments, Nuance is managing more than 23 million total voiceprints. During Q3, Nuance completed integration of the FreeSpeech voice biometric solution at Barclays Wealth, and secured new voice biometric wins at Israel Prisons and Banco Santander. In addition, demand for our web- and mobile-based customer service solutions continues to grow. At ICBC, Prodigy FAQ doubled accuracy compared to the prior solution, and this success is driving demand and other pilot projects. The emergence of intuitive, voice-driven personal assistants is driving interest and demand in mobile customer service through smart phone applications. Nina, a multi-modal framework for enterprise mobile applications that receive natural language input and return structured output in a conversational dialog was released in beta in May and commercially launched on August 6, supported by imminent customer deployment at USAA. Key enterprise customers in Q3 12 included Banco Santander, Barclays, BT, Bynet, Comcast, Delta Airlines, Israel Prisons, Medical Mutual, New York City 311, OnStar, ScotiaBank, Telecomm Italia and Union Bank.

Imaging Solutions. Within our imaging business, revenue growth was driven primarily by the performance of our networked MFP solutions. Nuance’s new offerings that combine scan and print functionality are fueling interest among our MFP vendor partners as well as end-user customers. Nuance’s imaging business continues to benefit from the strength of our MFP network infrastructure solutions, embedded within our MFP partner offerings. This growing trend has led to increasing deal sizes and implementation at more than 50,000 enterprise customers. During Q3, Nuance delivered eCopy releases for HP and Xerox, and also launched PDF Converter 8. In addition, Nuance launched its cloud-based document management solutions, including connectivity to leading cloud-based storage providers, and achieved its first implementation. Key imaging customers in Q3 12 included Brother, Canon, CSPL, HP, Ricoh and Xerox.

Discussion of Non-GAAP Cost of Revenue and Gross Margins

In Q3 12, cost of revenue was $137.8 million, for a gross margin of 69.3%, a slight decrease compared to Q3 11 gross margin of 69.8%. The decrease in gross margin was driven by an increase in revenue from lower gross margin services, offset in part by targeted programs to improve gross margin. Gross margin for product and licensing improved to 90.9% in Q3 12 from 89.0% a year ago. Gross margin for professional services and hosting improved to 40.7% in Q3 12 from 40.2% a year ago, due to increased revenue from higher margin healthcare information management services, as well as programs to improve utilization rates in professional services and to improve automation rates in voicemail-to-text services. Gross margin for maintenance and support declined to 82.4% in Q3 12 compared to 84.1% in Q3 11, due to increased revenue from lower gross margin imaging solutions.

Discussion of Non-GAAP Operating Expenses and Operating Margins

In Q3 12, operating margin was 36.1%, up from 35.4% in Q3 11, driven by improved efficiency in sales and reduced legal expenses, offset in part by slightly decreased gross margin and increased marketing and R&D expense. The increase in R&D expense was driven by hiring to support our decision to accelerate investments in product development and language coverage. Investment initiatives focus on increasing our research and engineering staff to respond to widespread demand for voice-enabled virtual assistants, clinical language understanding technologies in Healthcare, natural language understanding technologies to support demand across our markets, and global language expansion across our markets.

Balance Sheet and Cash Flow Highlights

Cash and Cash Flow Activities

Nuance reported Q3 12 cash flow from operations of $141.5 million, up 41.4% compared to $100.1 million in Q3 11. The increase was driven by increased revenue and profitability. At the end of Q3 12, our balance of cash and cash equivalents was approximately $539.6 million. Included in the Q3 12 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $14.5 million. In addition, the Q3 12 cash flow from operations included a benefit of $11.1 million from an adjustment to the utilization of stock compensation tax deductions. Capital expenditures totaled $14.2 million for Q3 12, and depreciation was $8.4 million for Q3 12.

Days Sales Outstanding (DSO)

In Q3 12, DSO was 70 days, compared to 68 days in Q3 11.

	Q1 11	Q2 11	Q3 11	Q4 11	Q1 12	Q2 12	Q3 12
DSO	70	65	68	69	76	73	70

Deferred Revenue

Total deferred revenue increased from $265.0 million at the end of Q3 11 to $304.0 million at the end of Q3 12, and current deferred revenue increased from $183.5 million to $201.6 million over the same period. The increase in deferred revenue was primarily attributable to maintenance and support contracts in Imaging, and billings in excess of revenues earned on professional services implementation projects.

Discussion of Q4 12 Guidance and Fiscal Year Outlook

Continued momentum in our mobile and consumer and healthcare segments will drive revenue growth in fiscal Q4 12. Global interest in our mobile and consumer technologies and solutions remains very strong. Revenues in Q4 12 will include a greater proportion of mobile services as we deploy virtual assistant services, and custom automobile solutions, and as our voicemail-to-text business continues to grow. As we have mentioned in recent quarters, our relationships with mobile and consumer electronics customers have become more comprehensive, and the solutions they require have become broader and more extensive. In addition, design wins and revenue in a broader set of consumer electronics, particularly televisions and tablet computers, continues to expand our addressable market. In particular, these engagements now more commonly involve a combination of licensing, cloud-based services and engineering and research services, spanning several years.

Also within our mobile and consumer segment, our Dragon consumer product line has produced organic growth well above the corporate average for more than two years now, drawing on the market interest in voice and the effectiveness of our advertising initiatives. Growth last two quarters, though, slowed as we prepared our channel for the July 2012 launch of Dragon NaturallySpeaking 12. We anticipate robust contributions from the Dragon product line in this quarter and continuing into FY13.

Our healthcare business should benefit from a continuation of recent trends, including bookings within our on-demand offerings, growing demand for our Dragon Medical product line in association with EHR usage, and continued growth in the sales of our diagnostic and radiology solutions. Nuance’s healthcare business will also enjoy revenues from our new clinical language understanding and analytics offerings that support healthcare organizations in recouping appropriate reimbursement for the care provided and address the impending industry shift to the ICD-10 coding standard.

We anticipate improved sequential growth in enterprise revenues and we expect the business to deliver a strong bookings quarter. We have seen increased strength in our pipeline for on-demand solutions and for on-premise solutions delivered as a managed service. We also expect increased demand for voice biometrics for consumer identification and verification, and from growth in our Prodigy and Nina solutions to address the multi-channel and mobile needs of our customers. We note in particular that the breadth of our pipeline for our enterprise virtual assistant, Nina, indicates an early reception well beyond our expectations. The enterprise business will also benefit from strong demand for our professional services and from the Loquendo acquisition.

Our imaging business should see improved growth in the fourth quarter, enabled primarily by our integrated MFP solutions, with specific implementations for legal, healthcare, education and government organizations.

Taking into account all the factors above, we expect Q4 12 non-GAAP revenues to be in the range of $483 million to $503 million. We expect GAAP revenues for Q4 12 to be in the range of $464 million to $484 million. We expect FY 12 non-GAAP revenues between $1,731 million and $1,751 million. We expect GAAP revenues for FY 12 to be in the range of $1,646 million to $1,666 million.

Turning to expenses, we remind investors of our intention to fund investments in research and development, sales and professional services personnel designed to capture additional revenue growth in FY 13. In particular, we are funding an unprecedented level of large-scale engagements in our mobile business, where the demand for advanced mobile cloud-based services, as well as joint research and development, continues to grow. While we expect these investments to contribute to growth in FY 13, they require staffing and expense in advance of revenues. Within healthcare, we are similarly investing in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners.

We expect net cash interest expense to be approximately $47 million for the year. This includes interest expense from the offering of senior notes that we announced yesterday. In addition, we anticipate cash taxes expense in the range of $21 million – $23 million for the year.

We therefore expect Q4 12 non-GAAP EPS to be in the range of $0.46 to $0.50 and Q4 12 GAAP EPS to be in the range of $0.02 to $0.06. We expect FY 12 non-GAAP EPS to be in the range of $1.68 to $1.72 and FY 12 GAAP EPS to be in the range of $0.30 to $0.34.

Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 12 to achieve strong cash flows, based upon increased revenues, strong margins and disciplined working capital practices.

This ends the prepared conference call remarks.

Definitions

Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements Statements in this document regarding our Q4 performance, the drivers of our Q4 performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our healthcare business, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, fourth quarter financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2011 and Nuance’s quarterly reports. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures

Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-

GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and nine months ended June 30, 2012 and 2011, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.

The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, Swype and eCopy for the three months ended June 30, 2012, and from Equitrac, Loquendo and eCopy for the nine months ended June 30, 2012, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.

In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.

The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.

In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into three IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.

The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.

The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash, and gains or losses on non-controlling strategic equity interests.

The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Product and licensing	$190,299	$152,745	$531,499	$428,181
Professional services and hosting	181,940	125,347	477,057	377,078
Maintenance and support	59,505	50,817	174,172	146,441

Total revenues	431,744	328,909	1,182,728	951,700

Cost of revenues:
Product and licensing	16,669	15,820	53,124	47,950
Professional services and hosting	115,205	83,301	302,580	248,003
Maintenance and support	11,093	8,836	33,006	26,645
Amortization of intangible assets	14,933	13,087	44,734	40,541

Total cost of revenues	157,900	121,044	433,444	363,139

Gross profit	273,844	207,865	749,284	588,561

Operating expenses:
Research and development	56,084	42,245	162,130	129,898
Sales and marketing	93,156	73,336	267,907	225,817
General and administrative	43,016	35,901	115,480	104,271
Amortization of intangible assets	25,917	20,972	71,025	65,221
Acquisition-related costs, net	16,775	8,595	46,372	13,910
Restructuring and other charges, net	1,402	864	6,802	5,343

Total operating expenses	236,350	181,913	669,716	544,460

Income from operations	37,494	25,952	79,568	44,101
Other expense, net	(6,129)	(7,721)	(35,915)	(15,736)

Income before income taxes	31,365	18,231	43,653	28,365
Benefit from income taxes	(47,899)	(23,390)	(45,841)	(14,982)

Net income	$79,264	$41,621	$89,494	$43,347

Net income per share:
Basic	$0.26	$0.14	$0.29	$0.14

Diluted	$0.25	$0.13	$0.28	$0.14

Weighted average common shares outstanding:
Basic	306,766	303,100	305,364	300,846

Diluted	320,559	317,802	321,752	314,791

Nuance Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2012	September 30, 2011
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$539,555	$447,224
Restricted cash	—	6,799
Marketable securities	—	31,244
Accounts receivable, net	333,955	280,856
Prepaid expenses and other current assets	106,049	88,804

Total current assets	979,559	854,927
Land, building and equipment, net	112,039	78,218
Goodwill	2,811,122	2,347,880
Intangible assets, net	834,419	731,577
Other assets	80,435	82,691

Total assets	$4,817,574	$4,095,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital leases	$148,946	$6,905
Contingent and deferred acquisition payments	47,626	23,783
Accounts payable and accrued expenses	289,923	258,777
Deferred revenue	201,593	185,605

Total current liabilities	688,088	475,070
Long-term portion of debt and capital leases	1,260,988	853,020
Deferred revenue, net of current portion	102,402	90,382
Other liabilities	157,897	183,450

Total liabilities	2,209,375	1,601,922

Stockholders’ equity	2,608,199	2,493,371

Total liabilities and stockholders’ equity	$4,817,574	$4,095,293

Nuance Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$79,264	$41,621	$89,494	$43,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,228	40,996	139,518	125,719
Stock-based compensation	45,608	33,788	116,416	109,505
Non-cash interest expense	8,724	3,155	24,788	9,524
Deferred tax benefit	(47,970)	(36,291)	(59,200)	(35,727)
Gain on non-controlling strategic equity interest	(13,726)	—	(13,726)	—
Other	2,100	3,559	3,512	4,259
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	968	(1,160)	(33,330)	(3,679)
Prepaid expenses and other assets	3,169	(5,899)	(980)	(17,095)
Accounts payable	6,651	(8,553)	22,492	(9,999)
Accrued expenses and other liabilities	14,698	21,085	11,735	(9,950)
Deferred revenue	(7,224)	7,758	30,824	43,603

Net cash provided by operating activities	141,490	100,059	331,543	259,507

Cash flows from investing activities:
Capital expenditures	(14,234)	(7,703)	(52,009)	(24,267)
Payments for business and technology acquisitions, net of cash acquired	(538,984)	(302,491)	(665,817)	(320,014)
Purchases of marketable securities and other investments	(5,156)	—	(5,156)	(10,776)
Proceeds from sales and maturities of marketable securities and other investments	10,252	—	31,011	6,650
Change in restricted cash balance	—	—	6,747	17,184

Net cash used in investing activities	(548,122)	(310,194)	(685,224)	(331,223)

Cash flows from financing activities:
Payments of debt and capital leases	(1,653)	(1,773)	(5,259)	(5,864)
Proceeds from issuance of convertible debt, net of issuance costs	(20)	—	676,297	—
Payments for repurchases of common stock	—	—	(199,997)	—
Proceeds from settlement of share-based derivatives, net	—	10,042	9,020	9,414
Payments of other long-term liabilities	(2,754)	(2,520)	(8,145)	(7,794)
Excess tax benefits on employee equity awards	(11,083)	4,200	(4,083)	8,220
Proceeds from issuance of common stock from employee stock plans	1,432	7,101	18,863	21,712
Cash used to net share settle employee equity awards	(2,986)	(3,601)	(39,125)	(30,027)

Net cash provided by (used in) financing activities	(17,064)	13,449	447,571	(4,339)

Effects of exchange rate changes on cash and cash equivalents	(3,489)	1,955	(1,559)	6,406

Net (decrease) increase in cash and cash equivalents	(427,185)	(194,731)	92,331	(69,649)
Cash and cash equivalents at beginning of period	966,740	641,712	447,224	516,630

Cash and cash equivalents at end of period	$539,555	$446,981	$539,555	$446,981

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non - GAAP Reconciliations

(in thousands, except per share amounts)

Unaudited

	Three months ended		Nine months ended
	June 30		June 30
	2012	2011	2012	2011
GAAP revenue	$431,744	$328,909	$1,182,728	$951,700
Acquisition-related revenue adjustments: product and licensing	13,521	9,562	56,436	31,821
Acquisition-related revenue adjustments: professional services and hosting	1,111	5,197	3,089	7,585
Acquisition-related revenue adjustments: maintenance and support	1,831	1,463	5,724	3,297

Non-GAAP revenue	$448,207	$345,131	$1,247,977	$994,403

GAAP cost of revenue	$157,900	$121,044	$433,444	$363,139
Cost of revenue from amortization of intangible assets	(14,933)	(13,087)	(44,734)	(40,541)
Cost of revenue adjustments: product and licensing (1,2)	1,785	2,038	6,133	6,807
Cost of revenue adjustments: professional services and hosting (1,2)	(6,652)	(5,197)	(17,163)	(19,564)
Cost of revenue adjustments: maintenance and support (1,2)	(321)	(518)	(626)	(1,545)

Non-GAAP cost of revenue	$137,779	$104,280	$377,054	$308,296

GAAP gross profit	$273,844	$207,865	$749,284	$588,561
Gross profit adjustments	36,584	32,986	121,639	97,546

Non-GAAP gross profit	$310,428	$240,851	$870,923	$686,107

GAAP income from operations	$37,494	$25,952	$79,568	$44,101
Gross profit adjustments	36,584	32,986	121,639	97,546
Research and development (1)	7,454	5,280	19,307	18,188
Sales and marketing (1)	13,887	10,341	36,094	32,748
General and administrative (1)	17,165	11,883	42,995	36,481
Amortization of intangible assets	25,917	20,972	71,025	65,221
Costs associated with IP collaboration agreements	5,250	5,250	15,750	14,500
Acquisition-related costs, net	16,775	8,595	46,372	13,910
Restructuring and other charges, net	1,402	864	6,802	5,343

Non-GAAP income from operations	$161,928	$122,123	$439,552	$328,038

GAAP provision for income taxes	$(47,899)	$(23,390)	$(45,841)	$(14,982)
Non-cash taxes	54,900	29,390	63,142	28,781

Non-GAAP provision for income taxes	$7,001	$6,000	$17,301	$13,799

GAAP net income	$79,264	$41,621	$89,494	$43,347
Acquisition-related adjustment - revenue (2)	16,463	16,222	65,249	42,703
Acquisition-related adjustment - cost of revenue (2)	(1,914)	(2,607)	(6,364)	(7,786)
Acquisition-related costs, net	16,775	8,595	46,372	13,910
Cost of revenue from amortization of intangible assets	14,933	13,087	44,734	40,541
Amortization of intangible assets	25,917	20,972	71,025	65,221
Non-cash stock-based compensation (1)	45,608	33,788	116,416	109,505
Non-cash interest expense, net	8,724	3,155	24,788	9,524
Non-cash income taxes	(54,900)	(29,390)	(63,142)	(28,781)
Costs associated with IP collaboration agreements	5,250	5,250	15,750	14,500
Change in fair value of share-based instruments	(112)	(395)	(6,350)	(10,844)
Gain on non-controlling strategic equity interest	(13,726)	—	(13,726)	—
Restructuring and other charges, net	1,402	864	6,802	5,343

Non-GAAP net income	$143,684	$111,162	$391,048	$297,183

Non-GAAP diluted net income per share	$0.45	$0.35	$1.22	$0.94

Diluted weighted average common shares outstanding	320,559	317,802	321,752	314,791

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued

(in thousands)

Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$16	$2	$118	$29
Cost of professional services and hosting	6,765	5,764	17,276	20,514
Cost of maintenance and support	321	518	626	1,545
Research and development	7,454	5,280	19,307	18,188
Sales and marketing	13,887	10,341	36,094	32,748
General and administrative	17,165	11,883	42,995	36,481

Total	$45,608	$33,788	$116,416	$109,505

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$16,463	$16,222	$65,249	$42,703
Cost of product and licensing	(1,801)	(2,040)	(6,251)	(6,836)
Cost of professional services and hosting	(113)	(567)	(113)	(950)

Total	$14,549	$13,615	$58,885	$34,917

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

Total Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$303.8	$319.0	$328.9	$367.0	$1,318.7	$360.6	$390.3	$431.7
Adjustment	$13.4	$13.0	$16.2	$32.5	$75.2	$21.4	$27.4	$16.5

Non-GAAP Revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2

Healthcare	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$117.4	$120.7	$135.4	$141.7	$515.2	$145.1	$149.7	$184.5
Adjustment	$0.4	$0.3	$3.9	$7.0	$11.6	$0.2	$0.2	$0.0

Non-GAAP Revenue	$117.8	$121.0	$139.3	$148.7	$526.8	$145.3	$149.9	$184.5

Mobile & Consumer	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$86.1	$93.1	$91.6	$107.9	$378.7	$103.4	$110.3	$126.0
Adjustment	$1.6	$0.6	$1.5	$10.9	$14.6	$5.1	$4.8	$6.4

Non-GAAP Revenue	$87.7	$93.7	$93.1	$118.7	$393.3	$108.5	$115.1	$132.4

Enterprise	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$71.1	$72.3	$68.5	$79.9	$291.8	$72.2	$79.6	$74.1
Adjustment	$1.4	$1.7	$1.4	$0.1	$4.6	$3.6	$11.8	$0.4

Non-GAAP Revenue	$72.5	$74.0	$69.9	$80.0	$296.4	$75.8	$91.4	$74.5

Imaging	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$29.2	$32.9	$33.4	$37.6	$133.0	$39.9	$50.7	$47.1
Adjustment	$10.0	$10.4	$9.4	$14.6	$44.4	$12.5	$10.6	$9.7

Non-GAAP Revenue	$39.3	$43.3	$42.8	$52.1	$177.4	$52.4	$61.3	$56.8

Product and Licensing Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$133.8	$141.6	$152.7	$179.2	$607.4	$164.7	$176.5	$190.3
Adjustment	$11.1	$11.1	$9.6	$22.1	$54.0	$18.3	$24.5	$13.5

Non-GAAP Revenue	$145.0	$152.7	$162.3	$201.3	$661.3	$183.0	$201.0	$203.8

Professional Services Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$38.8	$41.0	$37.2	$39.0	$156.0	$37.5	$44.8	$47.3
Adjustment	$0.1	$0.2	$0.5	$0.2	$1.0	$0.2	$0.2	$0.1

Non-GAAP Revenue	$38.9	$41.2	$37.7	$39.2	$157.0	$37.7	$45.0	$47.4

Hosting Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$84.0	$87.9	$88.2	$93.1	$353.1	$102.1	$110.7	$134.6
Adjustment	$1.1	$1.0	$4.6	$7.6	$14.4	$0.8	$0.9	$1.0

Non-GAAP Revenue	$85.1	$88.9	$92.8	$100.7	$367.5	$102.9	$111.6	$135.6

Maintenance and Support Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012
GAAP Revenue	$47.2	$48.5	$50.8	$55.8	$202.2	$56.3	$58.3	$59.5
Adjustment	$1.1	$0.8	$1.5	$2.5	$5.8	$2.1	$1.8	$1.9

Non-GAAP Revenue	$48.2	$49.2	$52.3	$58.3	$208.0	$58.4	$60.1	$61.4

Schedules may not add due to rounding.

Nuance Communications, Inc.

Supplemental Non-Financial Information

Unaudited

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012
Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.554	3.650	3.706	3.999	3.977	4,123	4,959

Estimated 3-year Value of Total On-Demand Contracts (in millions)	1,174.4	1,225.5	1,312.4	1,332.3	1,334.4	1,386.5	1,880.4

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2011	2011	2011	2011	2011	2012	2012	2012
Total segment revenues	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2
Acquisition related revenue	(13.4)	(13.0)	(16.2)	(32.5)	(75.2)	(21.4)	(27.4)	(16.5)

Total consolidated revenues	$303.8	$319.0	$328.9	$367.0	$1,318.7	$360.6	$390.3	$431.7

Total segment profit	$117.6	$133.0	$146.9	$175.3	$572.7	$144.8	$180.0	$188.2
Corporate expenses and other, net	(20.7)	(23.9)	(24.7)	(30.9)	(100.3)	(20.8)	(26.4)	(26.2)
Acquisition related revenues and cost of revenue adjustments	(10.8)	(10.5)	(13.6)	(29.8)	(64.7)	(19.1)	(25.3)	(14.5)
Non-cash stock-based compensation	(32.1)	(43.6)	(33.8)	(37.8)	(147.3)	(32.8)	(38.0)	(45.6)
Amortization of intangible assets	(36.0)	(35.7)	(34.1)	(37.6)	(143.3)	(38.1)	(36.8)	(40.9)
Acquisition related costs, net	(3.0)	(2.3)	(8.6)	(8.0)	(21.9)	(14.6)	(15.0)	(16.8)
Restructuring and other charges, net	(2.1)	(2.4)	(0.9)	(17.5)	(22.9)	(2.9)	(2.5)	(1.4)
Costs associated with IP collaboration agreements	(4.6)	(4.6)	(5.3)	(5.3)	(19.8)	(5.3)	(5.3)	(5.3)
Other expense, net	(2.3)	(5.8)	(7.7)	(6.8)	(22.5)	(11.4)	(18.4)	(6.1)

Consolidated income (loss) before income taxes	$6.0	$4.1	$18.2	$1.7	$30.0	($0.1)	$12.4	$31.4

Schedules may not add due to rounding.

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Three months ended
	September 30, 2012
	Low	High
GAAP revenue	$464,000	$484,000
Acquisition-related adjustment - revenue	19,000	19,000

Non-GAAP revenue	$483,000	$503,000

GAAP net income per share	$0.02	$0.06
Acquisition-related adjustment - revenue	0.06	0.06
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.16	0.16
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.00	0.00

Non-GAAP net income per share	$0.46	$0.50

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: diluted	322,700	322,700

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Twelve months ended September 30, 2012
	Low	High
GAAP revenue	$1,646,477	$1,666,477
Acquisition-related adjustment - revenue	84,500	84,500

Non-GAAP revenue	$1,730,977	$1,750,977

GAAP net income per share	$0.30	$0.34
Acquisition-related adjustment - revenue	0.26	0.26
Acquisition-related adjustment - cost of revenue	(0.03)	(0.03)
Acquisition-related costs, net	0.20	0.20
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.30	0.30
Non-cash stock-based compensation	0.52	0.52
Non-cash interest expense	0.10	0.10
Non-cash income taxes	(0.19)	(0.19)
Costs associated with IP collaboration agreements	0.07	0.07
Change in fair value of share-based instruments	(0.02)	(0.02)
Gain on non-controlling strategic equity interest	(0.04)	(0.04)
Restructuring and other charges, net	0.02	0.02

Non-GAAP net income per share	$1.68	$1.72

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: diluted	322,000	322,000